Exhibit 23.2

Independent Auditors’ Consent

We consent to the incorporation by reference in the Registration Statement of Florida Business BancGroup, Inc. (the “Company”) on Form S-8 of our report dated January 9, 2004, appearing in and incorporated by reference in the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2003.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

August 11, 2004